Exhibit 99.4
Manager Communication Guidelines for Proposed Stock Option Exchange Program
Today, March 23, Paul Otellini announced Intel’s intention to seek stockholder approval on a Stock Option Exchange Program. As a manager, it is important that you understand the guidelines for communicating about the program. You do not have an obligation or a responsibility to explain the program, but you will likely be asked questions by your employees.
The information provided here will help you understand why it’s important to follow the guidelines. As a manager, you represent Intel to your employees. If incorrect information is given to employees or some employees are given additional information that no one else has, we will have to take a series of complicated (and expensive) corrective steps.
This Stock Option Exchange Program is governed by SEC rules and regulations. One of the SEC’s primary concerns with regard to employee communications is making sure that employees have accurate and complete information and are not influenced or coerced in any way to participate in the program. Accordingly, we are required to file with the SEC all written and recorded information provided on the exchange. As a manager, communications between you and employees are subject to these SEC requirements.
Please use the communication guidelines below when responding to questions and comments. Failure to follow these guidelines could result in Intel having to take corrective actions.
We are asking that you protect yourself, Intel and employees by adhering to the requirements below:
•	Answer questions only by referring to the additional information in the Q&A provided in this edition of Manager ARs, Paul’s email to all employees, or our proxy statement.

•	Do not answer a question via e-mail or by leaving a voicemail. SEC rules require us to file all written and recorded communications made on behalf of Intel about the exchange program with the SEC.

•	Prior to the commencement of the exchange program, do not guarantee that the exchange program will start by any given date.

•	Once the option exchange program begins, do not give any advice to employees about whether they should participate in the program. Emphasize that it is their decision to make. The program is voluntary and employees need to make an independent decision on whether to participate in the exchange.
Assuming we receive the necessary stockholder approval at our Annual Stockholder Meeting on May 20, we will provide you and all employees an update. And, when an implementation date is set, we will provide detailed information on the exchange so that employees can make an informed decision on whether to participate and the details of how to do so. In the meantime, there is no action required by employees.
The Stock Option Exchange Program described in this communication has not yet commenced. Intel will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC) upon the commencement of the Stock Option Exchange Program. Persons who are eligible to participate in the Stock Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Stock Option Exchange Program.

In connection with the proposal to be voted on by Intel’s stockholders to approve the Stock Option Exchange Program discussed in this communication, Intel has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Intel stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Stock Option Exchange Program, because they will contain important information about the proposal to be voted on by stockholders with respect to the Stock Option Exchange Program.
Intel stockholders and option holders will be able to obtain the written materials described above and other documents filed by Intel with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Intel with the SEC by directing a written request to: Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California, 95054-1549, Attention: Investor Relations.